Exhibit 10.2

PERSONAL AND CONFIDENTIAL

August 29, 2017

Randall Scott

RE:

Extension of salary status - Randall J. Scott

Randy,

This letter agreement confirms the discussion and agreement between you and Rare Element Resources, Inc. (the “Company”) regarding the continuation of the adjusted salary and term as set forth in the letter agreement dated June 7, 2017.  As we agreed, your salary will continue to be $14,000 per month as of September 1, 2017 for a period of two months while you focus your efforts on completing the pending investor agreement and overseeing the administration of the Company.  You will continue as the Company’s President and Chief Executive Officer working from your home office, devoting as much time as necessary to achieve the key objectives of the Company.

It is currently expected your ongoing employment and your salary would be evaluated further by the end of October 2017, and if the pending investment agreement has not been successfully closed within that time period, it is expected that the Board of Director’s will implement further cost cutting measures.

Your Severance Compensation Agreement dated April 23, 2013, as amended, remains unchanged by this letter agreement with the exception of the base salary adjustment. We look forward to working with you to achieve the Company’s key objectives in this time period.

Please sign below your acceptance of this amendment.

Kind Regards,

/s/ Gerald Grandey

Gerald Grandey

Chairman of the Board

Accepted and Agreed on this 29th day of August, 2017.

/s/ Randall J. Scott_

Randall J. Scott

PO Box 271049                                                                          Page 1                                                                          P:  720-278-2460

Littleton, CO  80127                                                                                                                           www.rareelementresources.com